SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the "Agreement") is made as of this 31st day of March, 2005, by and between CHAAS Holdings, LLC (the "Company") and Richard E. Borghi (the "Executive").

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company and its subsidiaries pursuant to the terms and conditions of an employment agreement between the Executive and the Company, dated April 15, 2003 (the "Employment Agreement"); and

WHEREAS, the parties desire to set forth their respective rights and obligations in respect of the separation of the Executive from the Company and its subsidiaries.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

1.     Employment Status.

(a) The employment of the Executive shall duly and effectively terminate on March 31, 2005 (the "Separation Date"). The Executive resigned his position without "Employee Good Reason," as defined in the Employment Agreement, as of the Separation Date.

(b) The Executive agrees to take all actions necessary to effectuate his resignation from all positions that he holds with the Company and its subsidiaries, the Board of Managers of the Company or board of managers or board of directors of any subsidiary of the Company or any other board or governing body to which he has been appointed or nominated by or on behalf of the Company or any of its subsidiaries effective on or before the Separation Date.

2.     Separation Arrangements. In consideration of the obligations of the Executive herein, the Company agrees as follows:

(a) Salary Continuation. The Company shall pay or cause to be paid the Executive salary continuation at the annualized rate of $265,000, less applicable withholdings for federal, state and local taxes for a period of six (6) months (the "Salary Continuation Period"). Such amount shall be payable in installments along with the Company’s regular payroll practices beginning with the first payroll date following the Separation Date; provided that if the Effective Date does not occur pursuant to paragraph 7, no further payments shall be made pursuant to this paragraph and the Salary Continuation Period shall cease.

(b) Benefits. The Executive's employee benefits shall cease on the Separation Date. After such time, the Executive may elect to continue his group health coverage, at his own expense, subject to the terms of the plan, pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"). For the period commencing on the Separation Date and ceasing on the earlier of (i) the end of the Salary Continuation Period, or (ii) the date the Executive obtains comparable coverage at a new employer; the Company shall pay the cost of the Executive's COBRA should the Employee elect COBRA to the extent the Company paid the costs of Executive's group health coverage during his employment.

(c) Club Dues. The Company will have no further obligation to pay any club or membership dues on behalf of the Executive after the Separation Date.

(d) Automobile. The Company will have no further obligation to pay any car allowance amounts to the Executive after the Separation Date.

(e) Stock Buyback. The Executive and the Company agree that on a date designated by the Company to the Executive, which date shall be on or before the end of the Salary Continuation Period, the Executive shall sell and the Company (or its designee) shall purchase for an aggregate purchase price of $48,339.00 in cash, less any applicable withholding taxes required to be withheld under applicable law, 483.3900 common units of the Company currently held by the Executive (the "Repurchased Common Units"), which represent all of the equity interests of the Company currently held by the Executive in the Company. At the time of the purchase of the Repurchased Common Units, against payment of the purchase price therefore as described above, the Executive shall deliver to the Company (or its designee) the certificates (including voting trust certificates) representing the Repurchased Common Units accompanied by duly executed instruments of transfer conveying such securities and shall represent to the Company (or its designee) in writing that such securities are being transferred free and clear of all liens, encumbrances, rights of first refusal or offer or any other claims of third parties (including his spouse).

(f) Announcement Regarding Departure. Announcements to third parties regarding the Executive's separation from the Company and its subsidiaries shall be mutually agreed upon by the parties. Nothing in this paragraph shall prevent the Company or any of its subsidiaries from making any disclosure regarding the Executive's separation from the Company or any of its subsidiaries or the terms of this Agreement to comply with applicable laws, rules or regulations.

(g) Acknowledgement. The Executive hereby acknowledges and agrees that he is not entitled to any other compensation, bonus, severance, fees, equity, or any other payment or benefits of any kind or description from the Company or any of its parent companies, affiliates or subsidiaries.

3.     Release. The Executive agrees, in consideration of the obligations of the Company set forth in paragraph 2 herein, to which the Executive agrees he is not otherwise entitled without executing the Agreement, to release and discharge the Company, its parent companies, subsidiaries and affiliates, including but not limited to Advanced Accessory Acquisitions, LLC, Castle Harlan, Inc., and Castle Harlan Partners IV, L.P., and their present and former affiliates, affiliated funds, members, members of their boards, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns (together, the "Released Parties"), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever, which the Executive, his heirs, executors, administrators and assigns has, or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date this Agreement is executed, including, without limitation, any and all matters relating to the Executive's employment by the Company and the termination thereof, his employee benefits, any rights to equity in the Company, the Employment Agreement and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law, including, but not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq.,
the New York State Labor Law, N.Y. Labor Law § 1 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-107 et seq., the Michigan Civil Rights Act, Mich. Comp. Laws § 37.2101 et seq., the Michigan Persons with Disabilities Civil Rights Act, Mich. Comp. Laws § 37.1101 et seq., and the Michigan Minimum Wage Law, Mich. Comp. Law § 408.381 et seq., all as amended.

4.     Cooperation. During the Salary Continuation Period and thereafter, the Executive agrees to make himself available to respond to reasonable requests by the Company or its subsidiaries for information concerning matters (including but not limited to litigation, general business issues, client relationships and any investigation or inquiry by any regulatory body having jurisdiction over the Company or its subsidiaries) involving facts or events relating to the Company or its subsidiaries that may be within his knowledge. The Executive shall not receive any further compensation for his cooperation with the Company or its subsidiaries pursuant to this paragraph; provided, that the Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive at the request of the Company in connection with his cooperation pursuant to this paragraph.

5.     Confidentiality of Agreement. The Executive agrees that the terms and conditions of this Agreement are confidential and that the Executive will not disclose the existence of this Agreement or any of its terms to any third parties, other than to the Executive's spouse, attorneys or accountants, or as required by law or may be necessary to enforce this Agreement.

6.     Restrictions and Obligations of the Executive.

(a) Confidentiality. During the Salary Continuation Period and thereafter, the Executive agrees to be bound by the terms and conditions of paragraph 5.1 of the Employment Agreement. The Executive further agrees that he shall not, directly or indirectly, disclose, discuss or disseminate any information regarding the Company, any subsidiary of the Company, Castle Harlan Partners IV, L.P. or any of their respective affiliates or representatives to JP Morgan Partners or any of its affiliates or representatives concerning any matter that is or may be the subject of any dispute under the Securities Purchase Agreement, dated as of April 15, 2003, pursuant to which the Company acquired the equity interests of Advanced Accessory Systems, LLC, or any agreements related thereto or transactions contemplated thereby, except as required by applicable law; provided that the Executive shall give the Company written notice of any attempt to compel such disclosure under applicable law as soon as reasonably practicable after the Executive becomes aware of such attempt.

(b) Non-Solicitation or Hire. For three (3) years following the Separation Date, the Executive agrees to be bound by the terms and conditions of paragraph 5.2 of the Employment Agreement.

(c) Non-Competition. For three (3) years following the Separation Date, the Executive agrees to be bound by the terms and conditions of paragraph 5.3 of the Employment Agreement.

(d) Reputation. During the Salary Continuation Period and thereafter, the Executive and the Company agree to be bound by the terms and conditions of paragraph 5.4 of the Employment Agreement.

(e) Company Property. The Executive represents and warrants that as of the date he executes this Agreement, he has complied with his obligations under paragraph 5.5 of the Employment Agreement.

(f) Work Product. During the Salary Continuation Period and thereafter, The Executive agrees to be bound by the terms and conditions of paragraph 5.6 of the Employment Agreement.

7.     Miscellaneous.

(a) This Agreement is valid only if signed by the Executive and received by the Company within twenty-two days (22) days of the date upon which this Agreement is delivered to the Executive. The Executive acknowledges that the Company has provided him the opportunity to review and consider this Agreement for twenty-one (21) days from the date the Company provided the Executive with a copy of this Agreement. If the Executive elects to sign this Agreement before the expiration of the full twenty-one (21) day period, the Executive acknowledges that the Executive will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

(b) The Executive may revoke this Agreement within seven (7) days after the Executive executes this Agreement by sending a written notice of revocation to Advanced Accessory Systems, LLC, 12900 Hall Road, Suite 200, Sterling Heights, MI 48313, Attention: Alan Johnson with a copy to Advanced Accessory Acquisitions, LLC, c/o Castle Harlan, Inc., 150 E. 58th Street, New York, NY 10155, Attn: Marcel Fournier and William M. Pruellage, by any means that will assure delivery of the notice of revocation within the seven-day revocation period. This Agreement becomes effective on the eighth (8th) day after it is executed by both parties, unless it is revoked by the Executive in accordance with this paragraph prior thereto (the "Effective Date"). All salary continuation payments and reimbursements for COBRA premiums under this Agreement shall cease in the event the Effective Date does not occur.

(c) The Company hereby advises the Executive to consult with an attorney prior to signing this Agreement.

(d) The Executive represents and warrants that he fully understands the terms of the Agreement and that he knowingly and voluntarily, of his own free will without any duress, being fully informed, after due deliberation and after sufficient time and opportunity to consult with the counsel of his choice, accepts its terms and signs the same as his own free act. The Executive understands that as a result of entering into the Agreement he will not have the right to assert that the Company or any of its subsidiaries unlawfully terminated his employment or violated any rights in connection with his employment. Except as set forth herein, no promises or inducements for the Agreement have been made, and he is entering into the Agreement without reliance upon any statement or representation by any of the Released Parties or any other person, concerning any fact material hereto.

8.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.     Headings. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

10.    Governing Law. The Agreement shall be governed by the law of the State of New York, without giving effect to the principles of conflicts of law.

11.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties arising out of or relating to the Executive's employment and the cessation thereof, except for the paragraphs of the Employment Agreement specifically referenced herein. The Agreement may only be changed by written agreement executed by the parties.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/Richard E Borghi
Richard E. Borghi

CHAAS HOLDINGS, LLC
By: /s/Ronald Gardhouse
Name: Title:

STATE OF __Michigan__________ )
ss.:
COUNTY OF ____Macomb_______ )

On March 31, 2005 before me personally came Richard E. Borghi, known to me as the individual described herein, and who executed the foregoing Separation Agreement and duly acknowledged to me that it was executed without any duress.

/s/ Donna M. Wollen
NOTARY PUBLIC